Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 26, 2002 relating to the consolidated financial statements, which appears in the 2004 Annual Report to Shareholders of Crossroads Systems, Inc., which are included in Crossroads Systems, Inc.’s Annual Report on Form 10-K for the year ended October 31, 2004.

PRICEWATERHOUSECOOPERS LLP

Austin, Texas

January 25, 2005